EXHIBIT 21.7
Subsidiaries of Veridien Corporation
A)	Rost Inc. — incorporated in Florida (dormant)

B)	Rost Medical Development, Inc. — incorporated in Delaware (dormant)

C)	Marquit Manufacturing Specialties, Inc. — incorporated in Delaware (dormant)

D)	Veridien.com Inc. — incorporated in Delaware (dormant)

E)	Norpak (U.S.), Inc. — incorporated in Delaware

F)	The SunSwipe Corporation, L.L.C. — incorporated in Delaware

G)	Communications Gear, Inc. — incorporated in Delaware (dormant)
The above-named subsidiaries which are operational conduct business solely under the listed names.